News Release
TANGER REPORTS THIRD QUARTER 2017 RESULTS
Opens new Fort Worth, Texas Center 93% Leased
Year-End Occupancy Guidance Raised to 96.5% - 97.0%

Greensboro, NC, November 7, 2017, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three and nine months ended September 30, 2017.

Financial Results

During the third quarter of 2017, the Company chose to redeem $300 million of outstanding 6.125% unsecured senior notes due June 1, 2020. To fund the redemption, Tanger completed a public offering on July 3, 2017 of $300 million of 3.875% unsecured senior notes due July 15, 2027. With the refinancing in place, Tanger has, as of September 30, 2017, extended the weighted average term to maturity of its debt to 6.5 years and lowered its average interest rate to 3.30%, and expects to realize cash interest savings of approximately $6.8 million per year. As planned and previously announced, the Company recognized a $35.6 million charge, or $0.36 per common share, on the extinguishment of this debt during the third quarter, which included a $34.1 million make-whole premium and a $1.5 million charge related to the unamortized debt discount and deferred loan costs associated with the 2020 notes. The early redemption charge is included in the net income and funds from operations ("FFO") results discussed below.

For the Third Quarter

•
Results for the 2017 period include the charge related to the redemption of certain senior notes due 2020 discussed above and a charge of $9.0 million, or $0.09 per share, representing our share of an impairment of certain assets in our Canadian unconsolidated joint venture. Results for the 2016 period include gains on the sale of an outparcel and the acquisition of interests in a previously held joint venture that totaled $47.7 million, or $0.47 per common share. Including the effect of these items, net loss attributable to common shareholders was $15.5 million, or $0.17 per share, compared to net income attributable to common shareholders of $68.5 million, or $0.72 per share, for the prior year period.

•
FFO available to common shareholders, which also includes the charges related to the redemption of certain senior notes due 2020 discussed above, was $26.7 million, or $0.27 per share, compared to $62.1 million, or $0.62 per share, for the prior year period.

•
Adjusted funds from operations ("AFFO") available to common shareholders, which excludes certain items that the Company does not consider indicative of its ongoing operating performance, on a per share basis increased 1.6% compared to the prior year period. AFFO available to common shareholders was $61.9 million, or $0.63 per share, for the 2017 period and $62.3 million, or $0.62 per share, for the 2016 period.

For the Nine Months

•
Results for the 2017 period include charges related to the redemption of certain senior notes due 2020 and the impairment of certain assets discussed above and a gain on the sale of an outlet center of $6.9 million, or $0.07 per share. Results for the 2016 period include gains on the sale of an outlet center and the acquisition of interests in previously held joint ventures totaling $101.8 million, or $1.01 per share. Including the effect of these items, net income attributable to common shareholders was $35.6 million, or $0.38 per share, compared to $168.0 million, or $1.76 per share for the prior year period.

•
FFO available to common shareholders, which also includes the charges related to the redemption of certain senior notes due 2020 discussed above, was $143.8 million, or $1.44 per share, compared to $175.9 million, or $1.75 per share, for the prior year period.

•
AFFO available to common shareholders per share increased 2.3% compared to the prior year period. AFFO available to common shareholders was $179.7 million, or $1.80 per share, for the 2017 period and $177.5 million, or $1.76 per share, for the 2016 period.

FFO and AFFO are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO, and AFFO are included in this release. Net income, FFO and AFFO per share are on a diluted basis.
"Our new center in Fort Worth, Texas opened 93% leased, which is an extraordinary achievement in a challenging retail environment. In addition, we believe recent efforts to re-merchandise 5 of our centers have improved the overall quality of our portfolio. Over the last ten years, we have spent more than $300 million to renovate our portfolio and upgrade our tenant mix with sought-after brand name and designer retailers. With the investments in the re-merchandising projects noted above, capital expenditures and second generation tenant allowances this year are expected to total more than $50 million. We expect these investments to normalize next year to around our ten-year historical average of about $30 million, or 12.5% of Portfolio NOI. We plan to allocate our free cash flow in 2018 to increasing our dividend, paying down our variable rate debt, and buying our stock. We are proud to say that we have raised our well-covered dividend each of the 24 years since becoming a public company," commented Steven B. Tanger, Chief Executive Officer.

"Outlets remain an important and profitable channel of distribution for our tenants, as evidenced by our high level of occupancy, which was 96.9% as of September 30, 2017. For 56 consecutive quarters our same center net operating income has increased, a feat accomplished by very few public REITs. Given the outlet channel's appeal with retailers and our fortress balance sheet, we believe Tanger is well-positioned to weather the current headwinds in the retail environment and emerge stronger when the retail cycle turns positive," he added.

Re-merchandising Activity

Major re-merchandising efforts at 5 Tanger Outlet Centers are expected to be completed by the end of 2017. The Company projects a yield of approximately 8% on the $20.6 million planned capital investment for these projects. Enhancing the tenant mix has historically increased shopper traffic, driven demand from additional tenants, increased rent spreads on future renewals and increased overall outlet center productivity. Tanger does not plan to re-merchandise any centers in 2018.

To date, the Company has executed 8 leases to re-tenant approximately 150,000 square feet in these centers with desirable high-volume retailers. These new stores required the consolidation of 24 storefronts with an average size of 6,200 square feet to create new storefronts with an average size of approximately 18,700 square feet. As of September 30, 2017, stores had opened for 6 of these 8 leases. Although these sought-after tenants typically require a lower relative cost of occupancy, re-merchandising with the high-volume brands that resonate with the consumer has been a successful long-term strategy for Tanger for more than 36 years.

Operating Metrics

•
Blended average rental rates increased 15.4% on 334 leases totaling approximately 1,404,000 square feet renewed or released throughout the consolidated portfolio during the trailing twelve months ended September 30, 2017, excluding 6 leases in the centers currently undergoing major re-merchandising projects

•
Including these 6 leases totaling 102,000 square feet, blended average rental rates increased 11.8% on 340 leases totaling approximately 1,506,000 square feet renewed or released throughout the consolidated portfolio during the twelve months ended September 30, 2017

•	Consolidated portfolio occupancy rate was 96.9% on September 30, 2017, compared to 96.1% on June 30, 2017

•
Hurricanes Harvey and Irma caused 8 Tanger Outlet Centers, or 17% of the Company's overall portfolio, to close one or more days during the quarter for a cumulative total of 22 days. The impact on local residents and tourists resulted in a significant reduction in traffic and tenant sales in the weeks before, during, and after the storms.

•	Average tenant sales productivity for the consolidated portfolio was $381 per square foot for the twelve months ended September 30, 2017

•	Same center tenant sales performance for the twelve months ended September 30, 2017 decreased 0.9% for the overall portfolio compared to the twelve months ended September 30, 2016

•	During the first nine months of 2017, the Company executed leases throughout its overall portfolio (including unconsolidated joint ventures) totaling approximately 2.2 million square feet

•	As of September 30, 2017, Tanger had executed leases or leases in process for approximately 78% of the consolidated portfolio space scheduled to expire this year.

Comparable to reporting by other public mall REITs, the Company's rent spreads now represent the change in base rent and common area maintenance charges for space that opened in the trailing twelve month reporting period.

Tanger recaptured approximately 166,000 square feet within its consolidated portfolio during the first nine months of 2017, including 24,000 square feet during the third quarter, related to bankruptcies and brand-wide restructurings by retailers, compared to approximately 60,000 square feet during the first nine months of 2016, 42,000 square feet of which was during the third quarter. Tanger recaptured a total of 105,000 square feet and 157,000 square feet during 2016 and 2015, respectively within the consolidated portfolio related to bankruptcies and brand-wide restructurings by retailers. The Company now expects to recapture approximately 200,000 square feet during 2017, up from an estimate of 157,000 square feet on August 2, 2017. Tanger raised its guidance for 2017 year-end consolidated portfolio occupancy to be between 96.5% and 97.0%.

During the twelve months ended September 30, 2017, two new Tanger Outlet Centers were included in the consolidated portfolio sales metric for the first time. Average tenant sales for the portfolio reflects the dilution of these newly stabilized centers, as the productivity of new centers typically does not initially exceed the average productivity for the remaining portfolio, which is comprised largely of more mature assets. Average tenant sales productivity includes stabilized outlet centers and is based on all reporting retailers leasing stores less than 20,000 square feet in size, which have occupied such stores for a minimum of twelve months.

Tanger continues to have the lowest cost of occupancy among all public mall REITs and most of the Company's tenants report that outlet stores remain one of their most profitable and important retail distribution channels.

Same Center and Portfolio NOI

•	Portfolio net operating income ("Portfolio NOI") for the consolidated portfolio increased 3.8% during the third quarter and increased 7.9% on a year-to-date basis

•
Excluding the centers undergoing major re-merchandising projects, same center net operating income ("Same Center NOI") for the consolidated portfolio increased 1.0% during the third quarter and increased 1.7% on a year-to-date basis

•
Including these centers, Same Center NOI for the consolidated portfolio increased 0.7% during the third quarter, marking the 56th consecutive quarter of Same Center NOI growth, and increased 0.8% on a year-to-date basis

•
For the consolidated portfolio, lease termination fees, which are excluded from Same Center NOI and Portfolio NOI, totaled $0.2 million and $1.5 million for the the third quarters of 2017 and 2016, respectively and totaled $2.8 million and $3.5 million for the respective year-to-date periods. In addition, Tanger's share of lease termination fees in its unconsolidated joint ventures, which is included in equity in earnings of unconsolidated joint ventures, totaled $0.8 million and $0.4 million for the the third quarters of 2017 and 2016, respectively and totaled $0.9 million and $1.3 million for the respective year-to-date periods.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Investment Activities

Tanger completed two construction projects since the end of the second quarter, both of which have generated positive feedback from shoppers and retailers:

•	Lancaster, Pennsylvania - The 123,000 square foot expansion of this productive asset opened 93% leased on September 1, 2017

•	Fort Worth, Texas - Located in one of the fastest-growing markets in the country, this new 352,000 square foot outlet center opened 93% leased on October 27, 2017

•	Combined, these wholly-owned projects represent a total investment of approximately $137.3 million with an expected weighted average stabilized yield of approximately 9.3%

•	As of September 30, 2017, $39.2 million of the Company's expected net capital requirement remained to be funded, approximately half of which is currently expected to be funded by the end of 2017

Tanger does not plan to deliver a new outlet center during 2018. However, pre-development and pre-leasing efforts are ongoing for projects in the Company's shadow pipeline of development opportunities. Tanger's long-standing disciplined development approach remains a core business tenet. The Company's underwriting practice requires achievement of a minimum pre-leasing threshold and receipt of all non-appealable permits prior to acquisition of land or commencement of construction.

Period-End Balance Sheet Summary

•
Repurchased 414,000 common shares during the quarter at a weighted average price of $24.18 per share for total consideration of $10.0 million, leaving $75.7 million remaining under Tanger's $125.0 million share repurchase authorization, which is valid through May 2019

•	During the nine months ended September 30, 2017, Tanger repurchased a total of 1.9 million common shares at a weighted average price of $25.80 per share for total consideration of $49.3 million

•
Completed a public offering on July 3, 2017 of $300 million of 3.875% unsecured senior notes due July 15, 2027 and on August 2, 2017, used the net proceeds and unsecured lines of credit borrowings to redeem $300 million of outstanding 6.125% unsecured senior notes due June 1, 2020

•	Debt-to-total market capitalization ratio was 42%

•	Total outstanding floating rate debt was $278 million, representing less than 16% of total debt outstanding, or less than 7% of total enterprise value

•	Unused capacity was $366 million under the Company's $520 million unsecured lines of credit

•	Weighted average interest rate was 3.30%

•	Weighted average term to maturity of outstanding debt, including extension options, was approximately 6.5 years

•	Approximately 91% of the Company's consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio was 4.38 times for the third quarter of 2017

Subsequent Event

Subsequent to quarter end, Tanger successfully settled litigation with the estate of its former partner in the Foxwoods, Connecticut joint venture. In return for mutual releases and no cash consideration, the estate tendered its partnership interest to the Company. Prior to this settlement, Tanger had a 100% economic interest in the consolidated joint venture as a result of its preferred equity interest and the capital and distribution provisions in the joint venture agreement. On November 3, 2017, Tanger repaid the $70.3 million floating rate mortgage loan secured by the property with borrowings under its unsecured floating rate lines of credit. This refinancing will result in annual interest savings of approximately $450,000, or about $75,000 for the fourth quarter of 2017.

Earnings Guidance for 2017

Tanger is revising its net income, FFO and AFFO per share guidance for 2017, primarily to reflect:

•	Common share repurchases during the third quarter

•	Unexpected bankruptcies and store closings that occurred during the third quarter and that are expected to occur during the fourth quarter, including related incremental termination rents

•	Reduced variable rent expectations as a result of Hurricanes Harvey and Irma

For the year ended December 31, 2017:
	Low Range	High Range
Estimated diluted net income per share	$0.61	$0.65
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest share and our share of
unconsolidated joint ventures, and gain on sale of real estate	1.44	1.44
Estimated diluted FFO per share	$2.05	$2.09
AFFO adjustments per share	0.36	0.36
Estimated diluted AFFO per share	$2.41	$2.45

Other key guidance assumptions are as follows:

•
Same center net operating income growth between 1.5% and 2.0%, excluding 5 outlet centers undergoing re-merchandising efforts (between 0.5% and 1.0% including these centers). The Company has tightened its previous range given the anticipated impact of the hurricanes on variable rents and an increase in the expectation of space to be recaptured during 2017 to 200,000 square feet from 157,000 square feet at the end of the second quarter. In addition to the effect of hurricanes on the days that stores are closed, traffic and tenant sales were impacted as much as a week before the storms and for several weeks following the storms. During the third quarter, four additional tenants filed bankruptcy.

•	Projected full year lease termination fees (which are not included in Same Center NOI) of approximately $3.1 million for the consolidated portfolio

•	Average general and administrative expense of between $11.0 million and $11.5 million per quarter

•
Does not include the impact of any additional share repurchases and assumes 2017 weighted average diluted common shares of approximately 94.5 million for net income per share and 99.6 million for FFO and AFFO per share

•
Does not include the impact of any additional financing activity, the sale of any outparcels, additional properties or joint venture interests, or the acquisition of any properties or joint venture partner interests

•	Assumes no further bankruptcies are announced and deals reached with tenants that are currently in bankruptcy are ultimately approved by the bankruptcy courts

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, November 8, 2017, at 10:00 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 46672368 to be connected to the Tanger Factory Outlet Centers Third Quarter 2017 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from November 8, 2017 at 1:00 p.m. through November 17, 2017 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 46672368. An online archive of the web cast will also be available through November 17, 2017.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet leased to over 3,100 stores operated by more than 510 different brand name companies. The Company has more than 36 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 188 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2017. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, Same Center NOI, general and administrative expenses, and the weighted average diluted common shares and units; the strength and stability of the Company's balance sheet; plans and expectations for new developments and expansions; total costs to complete construction of outlet centers and the expected average stabilized yield; expected investment in capital expenditures and tenant allowances in 2017 and 2018; the impact of the Company's current re-merchandising plans including the yield on the planned capital investment; the amount of space expected to be recaptured during 2017; the Company's expected performance in the current and future retail environments; plans to allocate free cash flow; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the Company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income, FFO or AFFO, whether projects in our pipeline convert into successful developments, the Company's ability to lease its properties, the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    SVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Base rentals (a)	$80,349	$79,569	$241,467	$227,195
Percentage rentals	3,138	2,995	6,798	7,471
Expense reimbursements	34,180	33,125	104,801	97,121
Management, leasing and other services	588	806	1,776	3,259
Other income	2,510	2,642	6,905	6,229
Total revenues	120,765	119,137	361,747	341,275
Expenses:
Property operating	37,571	37,442	115,074	110,328
General and administrative	10,934	12,128	33,846	35,368
Acquisition costs	—	487	—	487
Abandoned pre-development costs	(99)	—	528	—
Depreciation and amortization	30,976	29,205	95,175	82,078
Total expenses	79,382	79,262	244,623	228,261
Operating income	41,383	39,875	117,124	113,014
Other income (expense):
Interest expense	(16,489)	(15,516)	(49,496)	(44,200)
Loss on early extinguishment of debt	(35,626)	—	(35,626)	—
Gain on sale of assets	—	1,418	6,943	6,305
Gain on previously held interest in acquired joint ventures	—	46,258	—	95,516
Other non-operating income (expense)	591	24	683	378
Income (loss) before equity in earnings (losses) of unconsolidated joint ventures	(10,141)	72,059	39,628	171,013
Equity in earnings (losses) of unconsolidated joint ventures	(5,893)	715	(1,201)	7,680
Net income (loss)	(16,034)	72,774	38,427	178,693
Noncontrolling interests in Operating Partnership	815	(3,668)	(1,920)	(9,009)
Noncontrolling interests in other consolidated partnerships	—	(2)	—	(13)
Net income (loss) attributable to Tanger Factory Outlet Centers, Inc.	(15,219)	69,104	36,507	169,671
Allocation of earnings to participating securities	(306)	(627)	(907)	(1,649)
Net income (loss) available to common shareholders of Tanger Factory Outlet Centers, Inc.	$(15,525)	$68,477	$35,600	$168,022

Basic earnings per common share:
Net income (loss)	$(0.17)	$0.72	$0.38	$1.77

Diluted earnings per common share:
Net income (loss)	$(0.17)	$0.72	$0.38	$1.76

a.	Includes straight-line rent and market rent adjustments of $1,154 and $1,102 for the three months ended and $2,984 and $3,346 for the nine months ended September 30, 2017 and 2016, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Rental property:
Land	$268,821	$272,153
Buildings, improvements and fixtures	2,694,549	2,647,477
Construction in progress	87,762	46,277
	3,051,132	2,965,907
Accumulated depreciation	(875,121)	(814,583)
Total rental property, net	2,176,011	2,151,324
Cash and cash equivalents	8,773	12,222
Investments in unconsolidated joint ventures	125,819	128,104
Deferred lease costs and other intangibles, net	135,768	151,579
Prepaids and other assets	95,075	82,985
Total assets	$2,541,446	$2,526,214

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,134,181	$1,135,309
Unsecured term loan, net	323,011	322,410
Mortgages payable, net	170,776	172,145
Unsecured lines of credit, net	146,013	58,002
Total debt	1,773,981	1,687,866
Accounts payable and accrued expenses	84,091	78,143
Other liabilities	74,339	54,764
Total liabilities	1,932,411	1,820,773
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 94,528,188 and 96,095,891 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	945	961
Paid in capital	781,020	820,251
Accumulated distributions in excess of net income	(183,975)	(122,701)
Accumulated other comprehensive loss	(19,713)	(28,295)
Equity attributable to Tanger Factory Outlet Centers, Inc.	578,277	670,216
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	30,758	35,066
Noncontrolling interests in other consolidated partnerships	—	159
Total equity	609,035	705,441
Total liabilities and equity	$2,541,446	$2,526,214

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	September 30,
	2017	2016
Gross leasable area open at end of period (in thousands):
Consolidated	12,575	12,361
Partially owned - unconsolidated	2,371	2,348

Outlet centers in operation at end of period:
Consolidated	35	35
Partially owned - unconsolidated	8	8

States operated in at end of period (1)	22	21
Occupancy at end of period (1), (2)	96.9%	97.4%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes the occupancy rate at our Daytona Beach outlet center which opened during the fourth quarter of 2016 and has not yet stabilized.

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and same center net operating income ("Same Center NOI") as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(16,034)	$72,774	$38,427	$178,693
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	30,396	28,850	93,634	80,992
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,583	4,325	10,971	15,472
Impairment charges - unconsolidated joint ventures	9,021	2,919	9,021	2,919
Gain on sale of assets	—	—	(6,943)	(4,887)
Gain on previously held interest in acquired joint ventures	—	(46,258)	—	(95,516)
FFO	26,966	62,610	145,110	177,673
FFO attributable to noncontrolling interests in other consolidated partnerships	—	(3)	—	(62)
Allocation of earnings to participating securities	(306)	(539)	(1,346)	(1,675)
FFO available to common shareholders (1)	$26,660	$62,068	$143,764	$175,936
As further adjusted for:
Director compensation upon termination of service (2)	—	887	—	1,180
Acquisition costs	—	487	—	487
Abandoned pre-development costs	(99)	—	528	—
Demolition costs	—	259	—	441
Gain on sale of outparcel	—	(1,418)	—	(1,418)
Make-whole premium due to early extinguishment of debt (3)	34,143	—	34,143	—
Write-off of debt discount and debt origination costs due to early extinguishment of debt (3)	1,483	—	1,483	882
Impact of above adjustments to the allocation of earnings to participating securities	(249)	(2)	(254)	(15)
AFFO available to common shareholders (1)	$61,938	$62,281	$179,664	$177,493
FFO available to common shareholders per share - diluted (1)	$0.27	$0.62	$1.44	$1.75
AFFO available to common shareholders per share - diluted (1)	$0.63	$0.62	$1.80	$1.76

Weighted Average Shares:
Basic weighted average common shares	93,923	95,156	94,781	95,075
Effect of notional units	—	426	—	393
Effect of outstanding options and restricted common shares	—	90	23	68
Diluted weighted average common shares (for earnings per share computations)	93,923	95,672	94,804	95,536
Exchangeable operating partnership units	5,028	5,053	5,028	5,053
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	98,951	100,725	99,832	100,589

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)
Represents cash severance and accelerated vesting of restricted shares associated with the termination of an executive officer in August 2016 and the accelerated vesting of restricted shares due to the death of a director in February 2016.

(3)
Due to charges related to the redemption of our $300.0 million 6.125% senior notes due 2020 and the January 28, 2016 early repayment of the $150.0 million mortgage secured by the Deer Park property, which was scheduled to mature August 30, 2018.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Nine months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(16,034)	$72,774	$38,427	$178,693
Adjusted to exclude:
Equity in (earnings) losses of unconsolidated joint ventures	5,893	(715)	1,201	(7,680)
Interest expense	16,489	15,516	49,496	44,200
Gain on sale of assets	—	(1,418)	(6,943)	(6,305)
Gain on previously held interest in acquired joint venture	—	(46,258)	—	(95,516)
Loss on early extinguishment of debt	35,626	—	35,626	—
Other non-operating (income) expense	(591)	(24)	(683)	(378)
Depreciation and amortization	30,976	29,205	95,175	82,078
Other non-property (income) expenses	372	(47)	993	(437)
Abandoned pre-development costs	(99)	—	528	—
Acquisition costs	—	487	—	487
Demolition Costs	—	259	—	441
Corporate general and administrative expenses	11,020	12,076	33,499	34,989
Non-cash adjustments (1)	(1,020)	(967)	(2,580)	(2,938)
Termination rents	(162)	(1,450)	(2,796)	(3,491)
Portfolio NOI	82,470	79,438	241,943	224,143
Non-same center NOI (2)	(9,813)	(7,320)	(29,643)	(13,514)
Same Center NOI	$72,657	$72,118	$212,300	$210,629

(1)	Non-cash items include straight-line rent, above and below market rent amortization and gains or losses on outparcel sales.

(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet centers acquired:		Outlet center Expansions:
Daytona Beach	November 2016	Fort Myers	January 2016	Glendale (Westgate)	June 2016	Lancaster	September 2017
		Westbrook	May 2017	Savannah	August 2016